                                                                   EXHIBIT 10(f)

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 4, 1997

                                     AMONG

                         NORTHROP GRUMMAN CORPORATION,

                                 LOGICON, INC.

                                      AND

                              NG ACQUISITION, INC.

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                                      A-1

                               TABLE OF CONTENTS

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                                                                            PAGE
                                                                            ----
 TABLE OF CONTENTS........................................................    2
 ARTICLE 1 THE MERGER.....................................................    7
    SECTION 1.1.  The Merger..............................................    7
    SECTION 1.2.  Effective Time..........................................    7
    SECTION 1.3.  Closing of the Merger...................................    7
    SECTION 1.4.  Effects of the Merger...................................    7
    SECTION 1.5.  Certificate of Incorporation and Bylaws.................    8
    SECTION 1.6.  Directors...............................................    8
    SECTION 1.7.  Officers................................................    8
    SECTION 1.8.  Conversion of Shares....................................    8
    SECTION 1.9.  No Appraisal Rights.....................................    8
    SECTION 1.10. Exchange of Certificates................................    9
    SECTION 1.11. Stock Options...........................................   10
 ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   11
    SECTION 2.1.  Organization and Qualification; Subsidiaries............   11
    SECTION 2.2.  Capitalization of the Company and its Subsidiaries......   11
    SECTION 2.3.  Authority Relative to this Agreement; Recommendation....   12
    SECTION 2.4.  SEC Reports; Financial Statements.......................   12
    SECTION 2.5.  Information Supplied....................................   13
    SECTION 2.6.  Consents and Approvals; No Violations...................   13
    SECTION 2.7.  No Default .............................................   13
    SECTION 2.8.  No Undisclosed Liabilities; Absence of Changes..........   14
    SECTION 2.9.  Litigation..............................................   14
    SECTION 2.10. Compliance with Applicable Law..........................   14
    SECTION 2.11. Employee Benefit Plans; Labor Matters...................   14
    SECTION 2.12. Environmental Laws and Regulations......................   15
    SECTION 2.13. Taxes...................................................   16
    SECTION 2.14. Intellectual Property; Software.........................   17
    SECTION 2.15. Government Contracts....................................   17
    SECTION 2.16. Certain Business Practices..............................   18
    SECTION 2.17. Vote Required...........................................   18
    SECTION 2.18. Tax Treatment; Pooling..................................   18
    SECTION 2.19. Affiliates..............................................   18
    SECTION 2.20. Opinion of Financial Adviser............................   18
    SECTION 2.21. Brokers.................................................   18
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.......   19
    SECTION 3.1.  Organization............................................   19
    SECTION 3.2.  Capitalization of Parent and its Subsidiaries...........   19
    SECTION 3.3.  Authority Relative to this Agreement....................   19
    SECTION 3.4.  SEC Reports; Financial Statements.......................   20
    SECTION 3.5.  Information Supplied....................................   20
    SECTION 3.6.  Consents and Approvals; No Violations...................   20
    SECTION 3.7.  No Default .............................................   21
    SECTION 3.8.  No Undisclosed Liabilities; Absence of Changes..........   21
    SECTION 3.9.  Litigation..............................................   21
    SECTION 3.10. Compliance with Applicable Law..........................   21
    SECTION 3.11. Employee Benefit Plans; Labor Matters...................   21
    SECTION 3.12. Environmental Laws and Regulations......................   22

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
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
    SECTION 3.13. Tax Matters.............................................   22
    SECTION 3.14. Tax Treatment; Pooling..................................   22
    SECTION 3.15. Opinion of Financial Adviser............................   22
    SECTION 3.16. Brokers.................................................   22
    SECTION 3.17. No Prior Activities.....................................   22
 ARTICLE 4 COVENANTS......................................................   23
    SECTION 4.1.  Conduct of Business of the Company......................   23
    SECTION 4.2.  Conduct of Business of Parent...........................   24
    SECTION 4.3.  Preparation of S-4 and the Proxy Statement..............   25
    SECTION 4.4.  Other Potential Acquirers...............................   25
    SECTION 4.5.  Comfort Letters.........................................   26
    SECTION 4.6.  Meeting of Stockholders.................................   26
    SECTION 4.7.  Stock Exchange Listing..................................   26
    SECTION 4.8.  Access to Information...................................   27
    SECTION 4.9.  Additional Agreements; Reasonable Efforts...............   27
    SECTION 4.10. Employee Benefits.......................................   27
    SECTION 4.11. Public Announcements....................................   28
    SECTION 4.12. Indemnification.........................................   28
    SECTION 4.13. Notification of Certain Matters.........................   28
    SECTION 4.14. Affiliates; Pooling; Tax-Free Reorganization............   28
    SECTION 4.15. Additions to and Modification of Company Disclosure
                  Schedule................................................   29
 ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER.......................   29
    SECTION 5.1.  Conditions to Each Party's Obligations to Effect the
                  Merger..................................................   29
    SECTION 5.2.  Conditions to the Obligations of the Company............   29
    SECTION 5.3.  Conditions to the Obligations of Parent and
                  Acquisition.............................................   30
 ARTICLE 6 TERMINATION; AMENDMENT; WAIVER.................................   31
    SECTION 6.1.  Termination.............................................   31
    SECTION 6.2.  Effect of Termination...................................   32
    SECTION 6.3.  Fees and Expenses.......................................   32
    SECTION 6.4.  Amendment...............................................   33
    SECTION 6.5.  Extension; Waiver.......................................   33
 ARTICLE 7 MISCELLANEOUS..................................................   33
    SECTION 7.1.  Nonsurvival of Representations and Warranties...........   33
    SECTION 7.2.  Entire Agreement; Assignment............................   33
    SECTION 7.3.  Validity................................................   34
    SECTION 7.4.  Notices.................................................   34
    SECTION 7.5.  Governing Law...........................................   34
    SECTION 7.6.  Descriptive Headings....................................   34
    SECTION 7.7.  Parties in Interest.....................................   34
    SECTION 7.8.  Certain Definitions.....................................   34
    SECTION 7.9.  Personal Liability......................................   35
    SECTION 7.10. Specific Performance....................................   35
    SECTION 7.11. Counterparts............................................   35

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

                               TABLE OF EXHIBITS

Exhibit A-1............. Form of Letter Agreement with Company Affiliates
Exhibit A-2............. Form of Letter Agreement with Parent Affiliates
Exhibit B-1............. Form of Representations Relating to Tax Matters of the Company
Exhibit B-2............. Form of Representations Relating to Tax Matters of Parent and Acquisition
Exhibit C............... Matters to be Covered by Opinion of Tax Counsel to the Company
Exhibit D............... Matters to be Covered by Opinion of Legal Counsel to the Company
Exhibit E............... Matters to be Covered by Opinion of Tax Counsel to Parent
Exhibit F............... Matters to be Covered by Legal Counsel to Parent and Acquisition

                               TABLE OF CONTENTS
                                       TO
                          COMPANY DISCLOSURE SCHEDULE

Section 2.1...................... Subsidiaries
Section 2.6...................... Consents and Approval
Section 2.7...................... Defaults
Section 2.8...................... Undisclosed Liabilities
Section 2.9...................... Litigation
Section 2.11(a).................. Employee Plans
Section 2.11(b).................. Employment and Related Agreements
Section 2.11(c).................. Employee Benefits Affected by this Transaction
Section 2.11(e).................. Employee Matters
Section 2.13(b).................. Delinquent or Inaccurate Tax Returns
Section 2.13(d).................. Tax Claims
Section 2.13(e).................. Excess Parachute Payments
Section 2.14(c).................. Intellectual Property Infringement
Section 2.15(b).................. Matters Related to Government Contracts
Section 2.19..................... Affiliates, Directors and Executive Officers
Section 4.1...................... Exceptions to Ordinary Course

                                      A-4
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                             TABLE OF DEFINED TERMS

                                                        CROSS REFERENCE
TERM                                                      IN AGREEMENT      PAGE
----                                                  --------------------  ----
Acquisition..........................................  Preamble               1
affiliate............................................  Section 7.8(a)        39
Agreement............................................  Preamble               1
Bid..................................................  Section 2.15(d)(i)    16
business day.........................................  Section 7.8(b)        39
capital stock........................................  Section 7.8(c)        39
Certificates.........................................  Section 1.10(b)        4
Closing Date.........................................  Section 1.3            2
Closing..............................................  Section 1.3            2
Code.................................................  Preamble               1
Company Affiliates...................................  Section 2.19          16
Company Board........................................  Section 2.3(a)         8
Company Disclosure Schedule..........................  Section 2.1(a)         7
Company Financial Adviser............................  Section 2.20          17
Company Intellectual Property Rights.................  Section 2.14(a)       14
Company Permits......................................  Section 2.10          11
Company Plans........................................  Section 1.11(a)        5
Company..............................................  Preamble               1
Company Rights Agreement.............................  Section 2.2(a)         7
Company Rights.......................................  Section 2.2(a)         7
Company Securities...................................  Section 2.2(a)         8
Company Stock Option or Options......................  Section 1.11(a)        5
DGCL.................................................  Section 1.1            1
Effective Time.......................................  Section 1.2            2
Employee Plans.......................................  Section 2.11(a)       12
Environmental Claim..................................  Section 2.12(a)       13
Environmental Laws...................................  Section 2.12(a)       13
ERISA Affiliate......................................  Section 2.11(a)       12
ERISA................................................  Section 2.11(a)       11
Exchange Act.........................................  Section 2.2(c)         8
Exchange Agent.......................................  Section 1.10(a)        3
Exchange Fund........................................  Section 1.10(a)        3
Exchange Ratio.......................................  Section 1.8(b)         3
Government Contract..................................  Section 2.15(d)(ii)   16
Governmental Entity..................................  Section 2.6           10
HSR Act..............................................  Section 2.6            9
Indemnified Liabilities..............................  Section 4.12          30
Indemnified Persons..................................  Section 4.12          30
IRS..................................................  Section 2.11(a)       12
knowledge or known...................................  Section 7.8(d)        39
Lien.................................................  Section 2.2(b)         8
Material Adverse Effect on Parent....................  Section 3.1(b)        17
Material Adverse Effect on the Company...............  Section 2.1(b)         7
Merger Certificate...................................  Section 1.2            1
Merger Consideration.................................  Section 1.8(a)         3
Merger...............................................  Section 1.1            1
Notice of Superior Proposal..........................  Section 4.4(b)        26
NYSE.................................................  Section 1.8(b)         3

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
                                                        CROSS REFERENCE
TERM                                                     IN AGREEMENT       PAGE
----                                                 ---------------------  ----
Parent Benefit Plans................................  Section 3.11           21
Parent Common Stock.................................  Section 1.8(a)          3
Parent Financial Adviser............................  Section 3.15           22
Parent Permits......................................  Section 3.10           20
Parent..............................................  Preamble                1
Parent Rights.......................................  Section 3.2(a)         17
Parent Securities...................................  Section 3.2(a)         18
person..............................................  Section 7.8(e)         39
Proxy Statement.....................................  Section 2.5             9
RSPP................................................  Section 2.2(a)          7
S-4.................................................  Section 2.5             9
SEC.................................................  Section 2.4(a)          9
Securities Act......................................  Section 2.4(a)          9
Shares..............................................  Section 1.8(a)          2
subsidiary or subsidiaries..........................  Section 7.8(f)         39
Superior Proposal...................................  Section 4.4(c)         27
Surviving Corporation...............................  Section 1.1             1
Tax or Taxes........................................  Section 2.13(a)(i)     13
Tax Return..........................................  Section 2.13(a)(ii)    14
Third Party Acquisition.............................  Section 4.4(c)         27
Third Party.........................................  Section 4.4(c)         27
U.S. Government.....................................  Section 2.15(d)(iii)   16

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

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 4, 1997 is among LOGICON, INC., a Delaware corporation, ("Company"), NORTHROP GRUMMAN CORPORATION, a Delaware corporation, ("Parent"), and NG ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

  WHEREAS the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is fair and in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement;

  WHEREAS for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"); and

  WHEREAS the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes.

  NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

  SECTION 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code.

  SECTION 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

  SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in
Section 5.1 at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

  SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law; provided, however, that Article Fourth of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows: "The aggregate number of shares which the Corporation shall have the authority to issue is one thousand (1,000), $.01 par value per share, to be designated "Common Stock". The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

  SECTION 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

  SECTION 1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

  SECTION 1.8. Conversion of Shares.

  (a) At the Effective Time, each share of common stock, par value $.10 per share, of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, $1.00 par value per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Merger Consideration"). Unless the context otherwise requires (i) each reference in this Agreement to the Shares shall include the associated Company Rights (as such term is defined in Section 2.2(a) hereof) and (ii) each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights (as such term is defined in Section 3.2(a) hereof). Notwithstanding the foregoing if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the exchange ratio contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  (b) The "Exchange Ratio" shall be a fraction, the numerator of which is 52 and the denominator of which is the average of the closing prices for Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system for the 30 business days prior to the effective date of the S-4 (as defined in Section 2.5); provided, however, that the Exchange Ratio shall not be greater than 0.6919 nor less than 0.5661.

  (c) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Acquisition shall be converted into one share of common stock, par value $.10 per share, of the Surviving Corporation.

  (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no shares of Parent Common Stock shall be delivered with respect thereto.

  SECTION 1.9. No Appraisal Rights. The holders of Shares and the holders of shares of Parent Common Stock shall not be entitled to appraisal rights.

  SECTION 1.10. Exchange of Certificates.

  (a) From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to Chase Mellon Shareholder Services, L.L.C., or such other agent or agents as may be appointed by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article I through the Exchange Agent: (i) certificates representing the appropriate number of shares of Parent Common Stock and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 1.8 in exchange for outstanding Shares.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and if applicable a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article I and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

  (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

  (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares if any as may be required pursuant to this Agreement provided, however, that Parent or its Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

  (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article I.

  (f) No fractions of a share of Parent Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the NYSE Composite Transactions reporting system on the business day five days prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

  (g) Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock as the case may be for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  SECTION 1.11. Stock Options.

  (a) At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") (i) issued pursuant to the 1979 Restricted Stock Purchase and Stock Option Plan, 1982 Incentive Stock Plan, 1991 Stock Option Plan for Non-Employee Directors and the 1992 Employee Incentive Stock Option Plan or (ii) issued by Geodynamics Corporation and assumed by the Company pursuant to the agreement dated as of on or about March 28, 1996 between the Company and Geodynamics Corporation, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with the terms of this Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the "Company Plans." Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (y) the product of (i) the number of Shares otherwise purchasable pursuant to such Company Stock Option, multiplied by
(ii) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code ("incentive stock options" or "ISOs") the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and that the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by and subject to the provisions of such Plans, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section
1.11. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by persons who are directors, officers or employees of the Company or its subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  (d) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.11.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to each of Parent and Acquisition as follows:

  SECTION 2.1. Organization and Qualification; Subsidiaries.

  (a) Section 2.1 of the Disclosure Schedule delivered by the Company to Parent in accordance with Section 4.15 (the "Company Disclosure Schedule") identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.

  (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect on the Company" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as whole, or (ii) that would impair the ability of the Company to consummate the transactions contemplated hereby.

  SECTION 2.2. Capitalization of the Company and its Subsidiaries.

  (a) The authorized capital stock of the Company consists of 40,000,000 Shares, of which, as of March 31, 1997, 13,989,567 Shares were issued and outstanding (each together with a Share purchase right (the "Company Rights") issued pursuant to the Stockholder Rights Plan dated as of April 9, 1990 between the Company and Chase Mellon Shareholder Services, L.L.C., as successor to First Interstate Bank, N.A. (the "Company Rights Agreement")) and 2,000,000 shares of preferred stock, par value $.10 per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 31, 1997, approximately 700,000 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans including 66,306 Shares were reserved for issuance pursuant to Company Stock Options referred to in Section 1.11(a)(ii) hereof and approximately 2,775,390 Shares have been issued pursuant to the Restricted Stock Purchase Plan (the "RSPP"). Between March 31, 1997 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and between March 31, 1997 and the date hereof no stock options have been granted.

Except as set forth above and except for the Company Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). As of the date hereof, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

  (b) All of the outstanding capital stock of the Company's subsidiaries (other than director's qualifying shares in the case of foreign subsidiaries) is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  (c) The Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  SECTION 2.3. Authority Relative to this Agreement; Recommendation.

  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable, against the Company in accordance with its terms.

  (b) The Company Board has unanimously resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

  SECTION 2.4. SEC Reports; Financial Statements.

  (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since March 31, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

  SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement insofar as it relates to the meeting of the Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  SECTION 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on the Company.

  SECTION 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, none of the Company or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

  SECTION 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, none of the Company or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than liabilities incurred in the ordinary course of business since December 31, 1996, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, since December 31, 1996, there have been no events changes or effects with respect to the Company or its subsidiaries having or which reasonably could be expected to have a Material Adverse Effect on the Company.

  SECTION 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which insofar as can be reasonably foreseen in the future could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  SECTION 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except (i) that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and (ii) for violations or possible violations of any United States or foreign laws, ordinances or regulations which do not, and insofar as reasonably can be foreseen in the future, will not result in any charges, assessments, levies, fines or other liabilities being imposed upon or incurred by the Company that will equal $1 million for any single violation or $5 million in the aggregate. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  SECTION 2.11. Employee Benefit Plans; Labor Matters.

  (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock, option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA). No event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, which would have a Material Adverse Effect on the Company.

  (b) Section 2.11(b) of the Company Disclosure Schedule sets forth a list of
(i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $50,000; (iii) of all severance agreements, programs and policies of the Company with or relating to its employees except programs and policies required to be maintained by law; and
(vi) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

  (c) Except as disclosed in Section 2.11(c) of the Company Disclosure Schedule and except for the acceleration, vesting and payment of the performance units issued under the Company's Performance Unit Plan for the Company's fiscal years ended March 31, 1995, 1996 and 1997, and the management incentive bonuses for the Company fiscal year ended March 31, 1997, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

  (d) No Employee Plan that is a welfare benefit plan within the meaning of
Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

  (e) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees which controversies have or may reasonably be expected to have a Material Adverse Effect of the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries except as disclosed in Section 2.11(e) of the Company Disclosure Schedule nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

  SECTION 2.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by the Company in the Company SEC Reports
(i) each of the Company and its subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws") except for non-compliance that would not have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) none of the Company or its subsidiaries has received written notice of or, to the knowledge of the Company, is the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on the Company; and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as disclosed in the Company SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  SECTION 2.13. Taxes.

  (a) Definitions. For purposes of this Agreement:

    (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

    (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

  (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company and its subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

  (c) The Company and its subsidiaries have paid or adequately provided for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay.

  (d) Except as set forth in Section 2.13(d) of the Company Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

  (e) Except as set forth in Section 2.13(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

  SECTION 2.14. Intellectual Property; Software.

  (a) Each of the Company and its subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Material Adverse Effect on the Company.

  (b) Except for any of the following which would not reasonably be expected to have a Material Adverse Effect on the Company,

    (i) the validity of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary as the case may be is not being questioned in any litigation to which the Company or any subsidiary is a party, and

    (ii) except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the conduct of the business of the Company and its subsidiaries as now conducted does not to, the knowledge of the Company, infringe any valid patents, trademarks, trade names, service marks, or copyrights of others The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

  SECTION 2.15. Government Contracts.

  (a) With respect to each Government Contract or Bid to which Company or any affiliate of the Company is a party: (i) the Company has fully complied with all material terms and conditions and all applicable requirements of statute, rule, regulation, order or agreement, whether incorporated expressly, by reference or by operation of law; (ii) all representations and certifications were current, accurate and complete when made, and the Company has fully complied with all such representations and certifications; (iii) no allegation has been made, either orally or in writing, that the Company is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (v) no cost incurred by the Company or its subcontractors has been questioned or disallowed; and (vi) no money due to the Company has been (or has threatened to be) withheld or set off.

  (b) Neither the Company, any affiliate of the Company, nor any of the Company's directors, officers, employees, agents or consultants is (or for the last three years has been) (i) except as set forth in Section 2.15(b) of the Company Disclosure Schedule, under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, neither the Company nor any affiliate of the Company has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, the Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company in the future.

  (c) Neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company, nor has the Company asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid. There are no facts of which the Company is aware upon which such a claim or dispute proceeding may be based in the future.

  (d) For purposes of this Section 2.15, the following terms shall have the meanings set forth below:

    (i) "Bid" means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company.

    (ii) "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company between the Company and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

    (iii) "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

  SECTION 2.16. Certain Business Practices. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
(iii) made any other unlawful payment.

  SECTION 2.17. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

  SECTION 2.18. Tax Treatment; Pooling. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take action that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules regulations and interpretations of the SEC (a "Pooling Transaction").

  SECTION 2.19. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 2.19 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates"). Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent an executed letter agreement substantially in the form of Exhibit A-1 hereto from certain of the Company Affiliates and will deliver to Parent within ten days after the date of this Agreement an executed letter agreement substantially in the form of Exhibit A-1 hereto from all other Company Affiliates.

  SECTION 2.20. Opinion of Financial Adviser. Goldman, Sachs & Co. Inc. (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair to the holders of Shares.

  SECTION 2.21. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND ACQUISITION

  Parent and Acquisition hereby represent and warrant to the Company as follows:

  SECTION 3.1. Organization.

  (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and bylaws as currently in effect of Parent and Acquisition.

  (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect on Parent" means any change or effect that is (i) materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole, or (ii) that may impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

  SECTION 3.2. Capitalization of Parent and its Subsidiaries.

  (a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, of which, as of March 25, 1997, 58,007,567 shares of Parent Common Stock were issued and outstanding (each together with a Parent Common Stock purchase right (the "Parent Rights") issued pursuant to the Rights Agreement dated as of August 2, 1991 and amended on September 28, 1994 between Parent and Chemical Bank, N.A.) and 10,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 25, 1997, 3,054,943 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Between March 25, 1997 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on such date and except for grants of stock options to employees officers and directors in the ordinary course of business consistent with past practice between March 25, 1997 and the date hereof, no stock options have been granted. Except as set forth above and except for the Parent Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent (iii) no options or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (iv) except for Parent's Non-Employee Directors Equity Participation Plan, no equity equivalent interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively "Parent Securities"). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

  (b) The Parent Common Stock constitutes the only class of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

  SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms.

  SECTION 3.4. SEC Reports; Financial Statements.

  (a) Parent has filed all required forms, reports and documents ("Parent SEC Reports") with the SEC since December 31, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms reports and documents were filed. None of such Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

  SECTION 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference to (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

  SECTION 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries,
(ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of

Parent's other subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on Parent.

  SECTION 3.7. No Default. None of Parent or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

  SECTION 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities incurred in the ordinary course of business since December 31, 1996, none of which, individually or in the aggregate, would have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, since December 31, 1996, there have been no events changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent.

  SECTION 3.9. Litigation. Except as publicly disclosed by Parent in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future could reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  SECTION 3.10. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits except where the failure so to comply would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than in each case those which Parent reasonably believes will not have a Material Adverse Effect on Parent.

  SECTION 3.11. Employee Benefit Plans; Labor Matters. With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) maintained or contributed to by Parent or any of its subsidiaries or with respect to which

Parent or any of its subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "Parent Benefit Plans") no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances in connection with which Parent or any of its subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans ERISA the Code or any other applicable law which would have a Material Adverse Effect on Parent. There is no pending or threatened labor dispute strike or work stoppage against Parent or any of its subsidiaries which may reasonably be expected to have a Material Adverse Effect on Parent.

  SECTION 3.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by Parent in the Parent SEC Reports, (i) each of Parent and its subsidiaries is in material compliance with all Environmental Laws except for non-compliance that would not have a Material Adverse Effect on Parent which compliance includes, but is not limited to, the possession by Parent and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) none of Parent or its subsidiaries has received written notice of or, to the knowledge of Parent, is the subject of any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Parent; and (iii) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as publicly disclosed by Parent in the Parent SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Parent that are pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  SECTION 3.13. Tax Matters. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns information returns and reports required to be filed with respect to Parent and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes.

  SECTION 3.14. Tax Treatment; Pooling. Neither Parent, Acquisition nor, to the knowledge of Parent, any of its affiliates has taken, proposes to take, or has agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) from being treated as a Pooling Transaction for financial accounting purposes. Within 10 days after the date of this Agreement, Parent will obtain from each of its directors, officers and affiliates a letter agreement substantially in the form of Exhibit A-2.

  SECTION 3.15. Opinion of Financial Adviser. Salomon Brothers Inc. (the "Parent Financial Adviser") has delivered to the Board of Directors of Parent its opinion dated as of the date of this Agreement to the effect that as of such date the Merger Consideration contemplated by the Merger is fair to the holders of shares of Parent Common Stock.

  SECTION 3.16. Brokers. No broker finder or investment banker (other than the Parent Financial Adviser) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

  SECTION 3.17. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                   ARTICLE 4

                                   COVENANTS

  SECTION 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement seek, to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition:

  (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

  (b) amend the Company Rights Agreement in any manner that would permit any person to acquire more than 20% of the Shares, or redeem the Company Rights;

  (c) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options previously granted under the Company Plans;

  (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except for quarterly cash dividends not in excess of $0.06 per Share paid in accordance with past practice, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

  (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

  (f) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

  (g)(i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of the Company incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice) (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than Tax Liens for Taxes not yet due);

  (h) except as may be required by law, enter into adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (g) shall not prevent the Company or its subsidiaries from (i) entering into employment agreements or severance agreements with new employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1997 in the ordinary course of year-end compensation reviews consistent with past practice (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company);

  (i) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $1 million in the aggregate (other than in connection with outsourcing agreements entered into with customers of the Company or its subsidiaries);

  (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

  (k) revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

  (l)(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than in connection with outsourcing agreements entered into with customers of the Company or its subsidiaries); (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries, taken as a whole; (iii) authorize any new capital expenditure or expenditures which individually is in excess of $100,000 or in the aggregate are in excess of $500,000; provided that none of the foregoing shall limit any capital expenditure required pursuant to existing customer contracts;

  (m) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

  (n) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on the Company;

  (o) commence any material software development project or terminate any material software development project that is currently ongoing, in either case except pursuant to the terms of existing contracts with customers or except as contemplated by the Company's project development budget previously provided to Parent; or

  (p) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(o) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

  SECTION 4.2. Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will and will cause each of its subsidiaries to conduct their operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

  (a) knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

  (b) declare, set aside or pay any dividend or other distribution in respect of its capital stock except for customary quarterly cash dividends not in excess of $0.40 per share, dividends payable in Parent Common Stock or dividends by a subsidiary of Parent to Parent or another subsidiary of Parent;

  (c) acquire or agree to acquire by merging or consolidating with by purchasing an equity interest in or the assets of or by any other manner any business or any corporation, partnership or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

  (d) adopt or propose to adopt any amendments to its charter documents which would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

  (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(d) or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect.

  SECTION 4.3. Preparation of S-4 and the Proxy Statement. The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4 in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

  SECTION 4.4. Other Potential Acquirers.

  (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Company shall promptly notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition including the terms and conditions thereof and the identity of the party submitting such proposal; and shall advise the Parent from time to time of the status and any material developments concerning the same.

  (b) Except as set forth in this Section 4.4(b) the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of, legal counsel that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five business days of Parent's receipt of the Notice of Superior Proposal, make an offer which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Section 4.4(b) provided that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with this Section 4.4(b).

  (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 20% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of 20% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 20% of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

  SECTION 4.5. Comfort Letters.

  (a) The Company shall use all reasonable efforts to cause Price Waterhouse LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

  (b) Parent shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated not more than 5 days prior to the date of the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

  SECTION 4.6. Meeting of Stockholders. The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call give notice of convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters subject to the provisions of Section 4.4(b).

  SECTION 4.7. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

  SECTION 4.8. Access to Information.

  (a) Between the date hereof and the Effective Time the Company will give Parent and its authorized representatives and Parent will give the Company and its authorized representatives reasonable access to all employees plants offices warehouses and other facilities and to all books and records of itself and its subsidiaries will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

  (b) Between the date hereof and the Effective Time the Company shall furnish to Parent and Parent will furnish to the Company within 25 business days after the end of each calendar month (commencing with April 1997) an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and within 25 business days after the end of each calendar quarter cash flows for the quarter then ended each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

  (c) Parent and Acquisition will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it by or on behalf of the Company in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated March 21, 1997. The Company will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it by or on behalf of Parent or Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between Parent and the Company dated May 3, 1997.

  SECTION 4.9. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

  SECTION 4.10. Employee Benefits. Parent will provide the employees and retirees of the Company and its subsidiaries, for a period ending on the first anniversary of the Effective Time, with compensation and employee benefits of the type described in Section 2.11 of this Agreement (other than stock option or other plans involving the potential issuance or purchase on the open market of securities of the Company or of Parent, the provision of which by Parent will be governed by Section 1.11) which in the aggregate are comparable to those currently provided by the Company and its subsidiaries as the case may be. Parent agrees and will cause the Surviving Corporation to agree that (i) all obligations of the Company or any subsidiary under any "change of control" or similar provisions relating to employees contained in any existing contracts and all termination or severance agreements with executive officers identified in Section 2.11(c) of the Company Disclosure Schedule (subject to
Section 1.11 hereof) will be honored in accordance with their terms as of the date hereof and (ii) the RSPP of the Company will continue in effect with respect to the Shares issued thereunder and Parent Common Shares issued in exchange therefor pursuant to the Merger, and appropriate adjustments will be made to the RSPP such that following the Effective Time such shares of Parent Common Stock shall be held substantially in accordance with the terms of the RSPP. Notwithstanding the foregoing, except as provided in the preceding sentence nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

  SECTION 4.11. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE as determined by Parent, Acquisition or the Company, as the case may be.

  SECTION 4.12. Indemnification. After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of it subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.12 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.12. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.12 and may specifically enforce its terms. This Section 4.12 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

  SECTION 4.13. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition and Parent and Acquisition, shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 4.14. Affiliates; Pooling; Tax-Free Reorganization.

  (a) The Company shall use all reasonable efforts to obtain from any Company Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Effective Time a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

  (b) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

  (c) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction and shall not take and shall use all reasonable efforts to prevent any affiliate of such party from taking any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

  (d) The Company, on the one hand, and Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits B-1 and B-2, respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in Exhibits B-1 or B-2.

  SECTION 4.15. Additions to and Modification of Company Disclosure
Schedule. Concurrently with the execution and delivery of this Agreement, the Company has delivered a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement that is reasonably available to the senior management of the Company at the time of such delivery. Any failure of the Company to disclose any information required by the relevant provisions of this Agreement in any section of the Company Disclosure Schedule shall not constitute a breach of the applicable representation or warranty, provided (i) that the information so omitted does not have or reflect a Material Adverse Effect on the Company and (ii) that the Company shall deliver to Parent and Acquisition such additions to or modifications of any sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete not later than 5 days after the date of execution and delivery of this Agreement.

                                   ARTICLE 5

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  SECTION 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

  (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

  (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

  (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

  SECTION 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) the representations of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Parent) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

  (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

  (c) the shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

  (d) the Company shall have received the opinion of tax counsel to the Company to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by a stockholder of the Company as a result of the Merger with respect to Shares converted solely into shares of Parent Common Stock, and such opinion shall not have been withdrawn or modified in any material respect, substantially in the form of Exhibit C;

  (e) the Company shall have received the opinion of legal counsel to Parent as to the matters set forth in Exhibit D;

  (f) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent; and

  (g) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent.

  SECTION 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on the Company) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

  (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

  (c) Parent shall have received from each affiliate of the Company referred to in Sections 2.19 and 4.14(a) an executed copy of the letter attached hereto as Exhibit A;

  (d) the shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

  (e) Parent shall have received the opinion of tax counsel to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn or modified in any material respect, substantially in the form of Exhibit E;

  (f) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit F;

  (g) Parent shall have received the opinion of its certified public accountants stating that the Merger will be accounted for under generally accepted accounting principles as a Pooling Transaction, and such opinion shall not have been withdrawn or modified in any material respect;

  (h) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company; and

  (i) there shall have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE 6

                        TERMINATION; AMENDMENT; WAIVER

  SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

  (a) by mutual written consent of Parent, Acquisition and the Company;

  (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
(ii) the Merger has not been consummated by September 30, 1997; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

  (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty business days after notice by Company thereof, provided that the Company has not breached any of its obligations hereunder; (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder; (iii) the Company shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders at such meeting (including any adjournments thereof) or (iv) the Company Board has received a Superior Proposal, has complied with the provisions of Section 4.4(b), and concurrently complies with the provisions of Section 6.3(a); or

  (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder; (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal; (iv) the Company Board shall have withdrawn or materially weakened its recommendation of this Agreement or the Merger, provided that any disclosure that the Company Board is compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 shall not constitute the withdrawal or material weakening of the Company Board's recommendation, provided, further, that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with
Section 4.4(b) or (v) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof).

  SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.8(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

  SECTION 6.3. Fees and Expenses.

  (a) In the event that this Agreement shall be terminated pursuant to:

    (i) Section 6.1(d)(iii) or Section 6.1(c)(iv);

    (ii) Sections 6.1(d)(i) or (ii) and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z), after the date hereof and prior to such termination;

    (iii) Section 6.1(c)(iii) or 6.1(d)(v) and at the time of the Company stockholders' meeting at which the Company failed to obtain the requisite vote there shall be outstanding an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of the Company with a value in excess of the Merger Consideration and within twelve months thereafter the Company enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs; or

    (iv) Section 6.1(d)(iv) and the Company Board shall have withdrawn or materially weakened its recommendation following the receipt of an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of the Company with a value in excess of the Merger Consideration.

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages the Company shall pay to Parent the amount of $22.5 million as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

  (b) Upon the termination of this Agreement pursuant to Sections 6.1(c)(iii) or 6.1(d)(i), (ii) or (v) (other than a termination requiring the Company to pay liquidated damages as contemplated by Section 6.3(a) hereof), in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination, the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten business days after submission of statements therefor) for all actual, documented out-of-pocket fees and expenses not to exceed $3 million actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers counsel to any of the foregoing and accountants). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 6.1(d)(i) and the sole basis for such termination is that the representation and warranty contained in the last sentence of Section 2.8 shall have become untrue as the result of the effect on the transactions contemplated hereby of an organizational conflict of interest provision contained in any Government Contract of the Company, the Company shall not be obligated, by this Section 6.3(b) or otherwise, to reimburse Parent and Acquisition and their affiliates for any fees or expenses incurred in connection with the Merger or the consummation of the transactions contemplated by this Agreement.

  (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or
(ii), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall reimburse the Company and its affiliates (not later than ten business days after submission of statements therefor) for all actual, documented out-of-pocket fees and expenses not to exceed $3 million actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing and accountants).

  (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

  SECTION 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement (including, subject to Section 4.15, the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

  SECTION 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

  SECTION 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

  SECTION 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

  SECTION 7.3. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

  SECTION 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

  if to Parent or Acquisition:     NORTHROP CORPORATION
                                   1840 Century Park East
                                   Los Angeles, California 90067
                                   Telecopier: (310) 201-3023
                                   Attention: James C. Johnson, Esq.

  with a copy to:                  Gibson, Dunn & Crutcher LLP
                                   333 South Grand Avenue
                                   Los Angeles CA 90071
                                   Telecopier: (213) 229-7520
                                   Attention: Andrew E. Bogen, Esq.

  if to the Company to:            Logicon, Inc.
                                   3701 Skypark Drive
                                   Torrance, California 90505
                                   Telecopier: (310) 373-0844
                                   Attention: E. Benjamin Mitchell, Jr., Esq.

  with a copy to:                  O'Melveny & Myers
                                   610 Newport Center Drive
                                   Newport, California 92660
                                   Telecopier: (714) 669-6994
                                   Attention: Barton Beek

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  SECTION 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

  SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 4.12 and 7.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  SECTION 7.8. Certain Definitions. For the purposes of this Agreement the term:

  (a) "affiliate" means (except as otherwise provided in Sections 2.19 and 4.14) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

  (b) "business day" means any day other than a day on which the NYSE is closed;

  (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

  (d) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be;

  (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

  (f) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

  SECTION 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

  SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          NORTHROP GRUMMAN CORPORATION

                                          By: /s/ Albert F. Myers
                                            ___________________________________
                                          Name: Albert F. Myers
                                          Title: Corporate Vice President and
                                           Treasurer

                                          LOGICON, INC.

                                          By: /s/ John R. Woodhull
                                            ___________________________________
                                          Name: John R. Woodhull
                                          Title: President and Chief Executive
                                           Officer

                                          NG ACQUISITION, INC.

                                          By: /s/ Albert F. Myers
                                            ___________________________________
                                          Name: Albert F. Myers
                                          Title: President

                                  EXHIBIT A-1

               FORM OF LETTER AGREEMENT WITH COMPANY AFFILIATES

                                                                    May 4, 1997

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

Dear Sirs:

  Reference is made to the provisions of the Agreement and Plan of Merger, dated as of May 4, 1997 (together with any amendments thereto, the "Merger Agreement"), among Logicon, Inc., a Delaware corporation (the "Company"), Northrop Grumman Corporation, a Delaware corporation ("Parent"), and NG Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

  I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that the transferability of the shares of common stock, par value $1.00 per share, of Parent (including the associated common stock purchase rights, the "Parent Common Stock") which I will receive upon the consummation of the Merger in exchange for my shares of common stock, par value $.01 per share, of the Company (including the associated common stock purchase rights, the "Shares"), or upon exercise of certain options I hold to purchase Shares, is restricted. Nothing herein shall be construed as an admission that I am an affiliate.

  I hereby represent, warrant and covenant to Parent that:

    (a) I will not transfer, sell or otherwise dispose of any of the shares of Parent Common Stock except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145, if applicable, or another applicable exemption under the Securities Act; and

    (b) I will not (i) transfer, sell or otherwise dispose of any Shares prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. L, "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 210281] (May 17,
  1982)) with respect to any shares of Parent Common Stock until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

    (c) I shall execute and deliver to Gibson, Dunn & Crutcher LLP and O'Melveny & Myers, counsel to Parent and the Company, respectively, a certificate in such form as and at such time or times as may be reasonably requested by such law firms, as the case may be, in connection with such law firms' delivery of their tax opinions with respect to the transactions contemplated by the Merger Agreement; and

    (d) I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a pooling-of-interests.

  I further understand that, in order to make more effective the provisions of the foregoing paragraph, Parent may delay delivery to me of certificates in respect of the shares of Parent Common Stock until the Delivery Time.

  I hereby acknowledge that except as otherwise provided in the Merger Agreement, Parent is under no obligation to register the sale, transfer, pledge or other disposition of the shares of Parent Common or to take any other action necessary for the purpose of making an exemption from registration available.

  I understand that Parent will issue stop transfer instructions to its transfer agents with respect to the shares of Parent Common Stock and that a restrictive legend will be placed on the certificates delivered to me evidencing the shares of Parent Common Stock in substantially the following form:

  "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement dated May 4, 1997 between the Holder and the Issuer, a copy of which is on file in the principal office of the Issuer which contains further restrictions on the transferability of this certificate and the shares represented hereby."

  Parent agrees to cause this legend to be removed from the certificates delivered to me evidencing the shares of Parent Common Stock promptly after the restrictions on transferability of the shares of Parent Common Stock are no longer applicable and after I surrender such certificates to the transfer agent with a request for such removal.

  The term Parent Common Stock as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

  I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Shares and the shares of Parent Common Stock.

                                          Very truly yours,

                                          [AFFILIATE]

ACKNOWLEDGED AND ACCEPTED:

NORTHROP GRUMMAN CORPORATION

By: ___________________________________

Name: _________________________________

Title: ________________________________

                                  EXHIBIT A-2

                FORM OF LETTER AGREEMENT WITH PARENT AFFILIATES

                                                                    May 4, 1997

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

Dear Sirs:

  Reference is made to the provisions of the Agreement and Plan of Merger, dated as of May 4, 1997 (together with any amendments thereto, the "Merger Agreement"), among Logicon, Inc., a Delaware corporation (the "Company"), Northrop Grumman Corporation, a Delaware corporation ("Parent"), and NG Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

  I hereby represent, warrant and covenant to Parent that:

    (a) I will not sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. L, "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 210281] (May 17, 1982)) with respect to any shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") owned by me until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

    (b) I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a pooling-of-interests.

  I further understand that Parent shall not be bound by any attempted sale of any Parent Common Stock, and will issue stop transfer instructions to its transfer agents with respect to the shares of Parent Common Stock.

  The term Parent Common Stock as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

  I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the shares of Parent Common Stock.

                                          Very truly yours,

                                          [AFFILIATE]

ACKNOWLEDGED AND ACCEPTED:

NORTHROP GRUMMAN CORPORATION

By: ___________________________________

Name: _________________________________

Title: ________________________________

                                  EXHIBIT B-1

        FORM OF REPRESENTATIONS RELATING TO TAX MATTERS OF THE COMPANY

  1. As of the Effective Time, the Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by it immediately prior to the Merger. For the purpose of determining the percentage of the Company's net and gross assets held immediately prior to the Merger, the following assets will be treated as property immediately prior to the Merger:
(i) assets used by the Company to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

  2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, the Company has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) since January 1, 1997;

  3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

  4. In the Merger, Shares representing "Control" of the Company will be exchanged solely for voting stock of Parent. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as outstanding Shares on the date of the Merger but not exchanged for shares of Parent Common Stock. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

  5. The Company has no outstanding warrants, options, convertible securities or any other type of right to acquire capital stock of the Company (or any other equity interest in the Company) or to vote (or restrict or otherwise control the vote of) shares of the Company's capital stock which, if exercised, would affect Parent's acquisition and retention of Control of the Company;

  6. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their Shares;

  7. The Company has no plan or intention to issue additional shares of capital stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

  8. The Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition in the Merger except for dispositions made in the ordinary course of business or payment of expenses, including payments to stockholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers of its assets or assets of Acquisition to a corporation controlled by the Company;

  9. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

  10. The fair market value of the shares of Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor and the aggregate consideration received by stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

  11. The Company is not an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

  12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

  13. There is no plan or intention ("Plan") on the part of the stockholders of the Company who own five percent (5%) or more of the Shares, and to the best knowledge of the management of the Company, there is no Plan on the part of the remaining stockholders of the Company to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its stockholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock received in the Merger that would reduce ownership by the Company stockholders of Parent Common Stock to a number of shares having a value as of the Effective Time of the Merger of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding Shares. For purposes of this paragraph, Shares (i) with respect to which a stockholder of the Company receives consideration in the Merger other than shares of Parent Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Parent Common Stock) and/or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered outstanding Shares exchanged for shares of Parent Common Stock in the Merger and then disposed of pursuant to a Plan;

  14. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger;

  15. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of Shares owned by them; none of the shares of Parent Common Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

  16. To the best knowledge of the Company, during the past five (5) years, none of the outstanding shares of its capital stock of, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

  17. Up to and including the Effective Time, the Company has taken no action that would cause the merger to fail to qualify as a "reorganization" within the meaning of Sections (a)(1)(A) and (a)(2)(E) of the Code.

                                  EXHIBIT B-2

   FORM OF REPRESENTATIONS RELATING TO TAX MATTERS OF PARENT AND ACQUISITION

  1. Pursuant to the Merger, Acquisition will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Acquisition. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Acquisition immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Acquisition's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Acquisition or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by the Company or Acquisition (other than assets transferred from Parent to Acquisition for such purpose) to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

  2. Acquisition was formed solely for the purpose of consummating the transactions contemplated by the Agreement and at no time will Acquisition conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

  3. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

  4. No shares of Acquisition (or, following the Effective Time, the Company) have been or will be used as consideration or issued to stockholders of the Company pursuant to the Merger;

  5. Prior to and at the Effective Time, Parent will be in "Control" of Acquisition. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

  6. In the Merger, Shares representing Control of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as Shares outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. Parent has no plan or intention to cause the Company to issue additional Shares after the Merger, or take any other action, that would result in Parent losing Control of the Company;

  7. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their Shares;

  8. Parent has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

  9. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell, distribute or otherwise dispose of the stock of the Company, including by means of a spinoff; to spin-off any other Subsidiary of Parent; or to cause the Company to sell or otherwise dispose of any of its assets, including by means of a spin-off, or of any assets acquired from Acquisition, except for dispositions made in the ordinary course of business or payment of expenses, including payments to stockholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers of stock of the Company to a corporation controlled by Parent or of assets of the Company or Acquisition to a corporation controlled by the Company;

  10. In the Merger, Acquisition will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

  11. During the past five (5) years, none of the outstanding shares of Company capital stock, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

  12. Neither Parent nor Acquisition is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

  13. Neither Parent nor Acquisition is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

  14. The liabilities of Acquisition assumed by the Company and the liabilities to which the transferred assets of Acquisition are subject were incurred by Acquisition in the ordinary course of its business;

  15. The fair market value of the Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor, and the aggregate consideration received by stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

  16. Acquisition, Parent, the Company and the stockholders of the Company will each pay separately its or their own expenses relating to the Merger;

  17. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired or will be settled at a discount as a result of the Merger;

  18. Any amounts paid with respect to dissenting Shares of the Company will be paid by the Company solely from the Company's pre-Merger assets and without reimbursement therefor by Parent or Acquisition;

  19. Other than as specifically provided in this Agreement, Parent will not reimburse any stockholder of the Company for the Company's capital stock such stockholder may have purchased or for other obligations such stockholder may have incurred;

  20. Parent and Acquisition shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the capital stock, assets or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and
(a)(2)(E) of the Code. Without limitation on the foregoing, following the Effective Time, Parent shall cause the Company to either continue the historic business of the Company or use a significant portion the Company's historic business assets in a business.

                                   EXHIBIT C

        MATTERS TO BE COVERED BY OPINION OF TAX COUNSEL TO THE COMPANY

  (i) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and Parent, the Company and Acquisition will each be a party to the reorganization within the meaning of section 368(b) of the Code;

  (ii) No gain or loss will be recognized by the holders of Shares upon the receipt of shares of Parent Common Stock in exchange for such Shares, except that a stockholder who receives cash in lieu of a fractional share interest in Parent Common Stock will recognize gain or loss equal to the difference between such cash and the basis allocated to the fractional share interest;

  (iii) The basis of the shares of Parent Common Stock received by a holder of Shares (including any fractional share interest treated as received) will be the same as the basis of the shares of Shares exchanged therefor; and

  (iv) The holding period of the shares of Parent Common Stock received by a holder of Company Shares (including any fractional share interest treated as received) will include the holding period of the shares of Shares exchanged therefor, provided the Shares were held as a capital asset at the Effective Time.

                                   EXHIBIT D

       MATTERS TO BE COVERED BY OPINION OF LEGAL COUNSEL TO THE COMPANY

  (i) The execution and delivery of the Agreement by the Company and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Company Board and the holders of a majority of the outstanding Shares and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the transactions contemplated thereby;

  (ii) The Company has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby;

  (iii) The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms;

  (iv) Neither the execution, delivery and performance of the Agreement by the Company nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for such matters as would not have a Material Adverse Effect on the Company or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets;

  (v) No filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained, (b) for filing of the Merger Certificate in accordance with the DGCL and (c) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company.

                                   EXHIBIT E

           MATTERS TO BE COVERED BY OPINION OF TAX COUNSEL TO PARENT

  (i) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and Parent, the Company and Acquisition will each be a party to the reorganization within the meaning of section 368(b) of the Code;

  (ii) No gain or loss will be recognized by Acquisition upon the transfer of its assets to the Company pursuant to the Merger;

  (iii) No gain or loss will be recognized by Parent upon the issuance of Parent Common Stock pursuant to the Merger.

                                   EXHIBIT F

       MATTERS TO BE COVERED BY LEGAL COUNSEL TO PARENT AND ACQUISITION

  (i) The execution and delivery of the Agreement by each of Parent and Acquisition and the consummation of the transactions contemplated thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the Agreement or to consummate the transactions contemplated thereby;

  (ii) Each of Parent and Acquisition has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby;

  (iii) The Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid and binding agreement of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms;

  (iv) Neither the execution, delivery and performance of the Agreement by Parent and Acquisition nor the consummation by Parent and Acquisition of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for such matters as would not have a Material Adverse Effect or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets;

  (v) No filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent and Acquisition of this Agreement or the consummation by Parent and Acquisition of the transactions contemplated hereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained, (b) for filing of the Merger Certificate in accordance with the DGCL and (c) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent.